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EXHIBIT 10.8

AMENDMENT NO. 2004-1 TO THE
TYCO INTERNATIONAL (US) INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        WHEREAS, the Board of Directors (the "Board") of Tyco International (US) Inc. (the "Company") adopted the Tyco International (US) Inc. Supplemental Executive Retirement Plan (the "Plan"), amended and restated as of October 1, 2000, and maintains the Plan for the benefit of its and its affiliates' eligible employees;

        WHEREAS, certain disputes concerning benefits for former executives have arisen or are anticipated under the Plan (the "Claims");

        WHEREAS, the Administrative Committee has had the sole responsibility for the general administration of the Plan and of carrying out the provisions of the Plan, including resolution of claims;

        WHEREAS, pursuant to a resolution of the Board by unanimous written consent in December 2003 the Company created a special committee (the "Special Appeals Committee") to handle the Claims of senior officers where there have been allegations of wrongdoing, and authorized appropriate officers of the Company to amend the Plan accordingly;

        WHEREAS, any action taken in good faith by the Special Appeals Committee in the exercise of authority conferred upon it by the Board's resolution, under the Plan, or under a charter adopted by the Special Appeals Committee (the "Committee Charter") shall be conclusive and binding upon all Plan participants and their beneficiaries;

        NOW, THEREFORE, the Plan is hereby amended, as follows:

1.    Effective January 1, 2004, Plan Section 11 is deleted and the following is inserted:

        "11. Claims Procedure.

          (a)    Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee, or to the committee designated by the Board to handle and adjudicate certain claims of senior officers where there have been allegations of wrongdoing (the "Special Appeals Committee") a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan (the applicable committee shall be referred to as the "Claims Committee"). If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

          (b)    The Claims Committee shall consider a Claimant's claim within 90 days, unless special circumstances require additional time, and shall notify the Claimant in writing:

            (i)    that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

            (ii)    that the Claims Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

              (A)    the specific reason(s) for the denial of the claim, or any part of it;

              (B)    specific references(s) to pertinent provisions of the Plan upon which such denial was based;

              (C)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

              (D)    an explanation of the claim review procedure set forth in Section 11.

              (E)    a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

          (c)    Within 60 days after receiving a notice from the Claims Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Claims Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

            (i)    may review pertinent documents;

            (ii)    may submit written comments or other documents; and/or

            (iii)    may request a hearing, which the Claims Committee, in its sole discretion, may grant.

  The Claimant (or the Claimant's duly authorized representative) shall be provided, upon request and without charge, reasonable access to and copies of, all documents, records or other information relevant to the claim. The Claimant (or the Claimant's duly authorized representative) shall also be permitted to submit to the Claims Committee documents, records and other information relating to the claim.

          (d)    The Claims Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Claims Committee's decision must be rendered within 120 days after such date. If an extension of time is required due to special circumstances, the Claimant shall be notified in writing, by the Claims Committee prior to the termination of the initial 60-day period. The extension notice shall indicate the special circumstances requiring extension and the date by which the Claims Committee expects to render a decision on the claim. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

            (i)    specific reasons for the decision;

            (ii)    specific reference(s) to the pertinent Plan provisions upon which the decision was based;

            (iii)    the Claimant's right to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim;

            (iv)    a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA; and

            (v)    such other matters as the Special Appeals Committee deems relevant.

          (e)    A claimant's compliance with the foregoing provisions of this Section 11 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

          (f)    Any action taken in good faith by the Claims Committee in the exercise of its authority shall be conclusive and binding upon all Plan participants and their beneficiaries.

        IN WITNESS WHEREOF, the Company has caused this Amendment 2004-1 to be executed this 30th day of April, 2004.

TYCO INTERNATIONAL (US), INC.
By:	/s/ LAURIE SIEGEL
Laurie Siegel Senior Vice President Human Resources

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AMENDMENT NO. 2004-1 TO THE TYCO INTERNATIONAL (US) INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN